                                                              Exhibit (8)(c)(ii)

                           Agreement with respect to
                           Trademarks and Fund Names
                           -------------------------

     (a) A I M Management Group Inc. ("AIM" or "licensor"), an affiliate of AIM Variable Insurance Funds, Inc. ("AVIF") and A I M Distributors, Inc. ("AIM"), owns all right, title and interest in and to the name, trademark and service mark "AIM" and such other tradenames, trademarks and service marks as may be set forth on Schedule A (the "AIM licensed marks" or the "licensor's licensed marks"), as amended from time to time by written notice from AIM to The United States Life Insurance Company in the City of New York ("Life Company") and is authorized to use and to license other persons to use such marks. Life Company and its affiliates are hereby granted a non-exclusive license to use the AIM licensed marks in connection with Life Company's performance of the services contemplated under the Participation Agreement among AVIF, AIM, Life Company and American General Securities Incorporated (the "Participation Agreement") subject to the terms and conditions set forth in this Agreement.

     (b) The grant of license to Life Company and its affiliates (the "licensee") shall terminate automatically upon termination of the Participation Agreement pursuant to Section 6.1 thereof. Upon automatic termination, the licensee shall cease to use the licensor's licensed marks, except that Life Company shall have the right to continue to service any outstanding Contracts bearing any of the AIM licensed marks. Upon AIM's elective termination of this license, Life Company and its affiliates shall immediately cease to issue any new annuity or life insurance contracts bearing any of the AIM licensed marks and shall likewise cease any activity which suggests that it has any right under any of the AIM licensed marks or that it has any association with AIM, except that Life Company shall have the right to continue to service outstanding Contracts bearing any of the AIM licensed marks.

     (c) The licensee shall obtain the prior written approval of the licensor or AVIF for the public release by such licensee of any materials bearing the licensor's licensed marks. Such approvals shall not be unreasonably withheld.

     (d) During the term of this grant of license, a licensor may request that a licensee submit samples of any materials bearing any of the licensor's licensed marks which were previously approved by the licensor but, due to changed circumstances, the licensor may wish to reconsider. If, on reconsideration, or on initial review, respectively, any such samples fail to meet with the written approval of the licensor, then the licensee shall immediately cease distributing such disapproved materials. The licensor's approval shall not be unreasonably withheld, and the licensor, when requesting reconsideration of a prior approval, shall assume the reasonable expenses of withdrawing and replacing such disapproved materials. The licensee shall obtain the prior written approval of the licensor for the use of any new materials developed to replace the disapproved materials, in the manner set forth above.

     (e) The licensee hereunder: (i) acknowledges and stipulates that, to the best of the knowledge of the licensee, the licensor's licensed marks are valid and enforceable trademarks and/or service marks and that such licensee does not own the licensor's licensed marks and claims no rights therein other than as a licensee under this Agreement; (ii) agrees never to contend otherwise in legal proceedings or in other circumstances; and (iii) acknowledges and agrees that the use of the licensor"s licensed marks pursuant to this grant of license shall inure to the benefit of the licensor.


     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below.


                                          A I M MANAGEMENT GROUP INC.


Attest: ___________________________       By: ________________________________
Name:   Nancy L. Martin                   Name:   Robert H. Graham
Title:  Assistant Secretary               Title:  President


                                          AIM VARIABLE INSURANCE FUNDS, INC.


Attest: ___________________________       By: ________________________________
Name:   Nancy L. Martin                   Name:   Robert H. Graham
Title:  Assistant Secretary               Title:  President


                                          THE UNITED STATES LIFE INSURANCE
                                          COMPANY IN THE CITY OF NEW YORK


Attest: ___________________________       By: ________________________________

Name: _____________________________       Name: ______________________________

Title: ____________________________       Title: _____________________________


                                          AMERICAN GENERAL SECURITES
                                          INCORPORATED


Attest: ___________________________       By: ________________________________

Name: _____________________________       Name: ______________________________

Title: ____________________________       Title: _____________________________



                                  SCHEDULE A

 .    AIM VARIABLE INSURANCE FUNDS, INC.

     AIM V.I. International Equity Fund
     AIM V.I. Value Fund


 .    AIM and Design

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